Interim Management Statement January–March 2025

Q1 INTERIM MANAGEMENT STATEMENT / 2 Table of contents 3 President and CEO’s comments 4 Key figures and ratios 5 Operating and financial review 5 Total comprehensive income 8 Financial position 10 Financial statements 10 Statement of comprehensive income 11 Statement of financial position 13 Statement of changes in equity 14 Cash flow statement 16 Notes to the interim financial statements 16 Note 1—Segment information 18 Note 2—Net interest income 18 Note 3—Net profit/loss on financial operations 19 Note 4—Expected credit loss 19 Note 5—Net loan losses 20 Note 6—Lending outstanding 20 Note 7—Debts evidenced by certificates 21 Note 8—Classification of financial instruments 23 Note 9—Fair value of financial instruments 26 Note 10—Basis of preparation 26 Note 11—Post balance sheet events 26 Ratio definitions In March, NIB and Denmark’s Minister for Resilience, Torsten Schack Pedersen, toured in one of Helen’s district cooling facilities in Helsinki, vital to the city’s resilience. The visit was hosted by Helen, a long-standing client of NIB. Since 2009, NIB has supported Helen with four loans totalling EUR 210 million. Read the full article here.

Q1 INTERIM MANAGEMENT STATEMENT / 3 President and CEO’s comments Turbulence in the financial markets driven by political initiatives and geopolitical tensions intensified during the first quarter. However, NIB’s financial result remained solid as last year’s high activity impacted the income positively. Due to higher lending volumes, NIB’s core earnings in the form of net interest income increased by 3.2% compared with first quarter last year. Net profit decreased by 14.4% due to high valuation gains in the first quarter last year. After a strong end to 2024, the Bank’s activity level in the first quarter was somewhat lower than during the same period the previous year. EUR 0.5 billion was disbursed in the first quarter, with 97.1% of projects fulfilling our mandate, either in improving productivity or benefiting the environment. NIB’s loans remain distributed across various sectors and countries. During the first three months, new lending signed amounted to EUR 0.6 billion. In March, the Board of Governors of NIB approved the Bank’s audited financial statements for 2024 and a dividend payment of EUR 76 million to the Nordic and Baltic member countries. Jens Stoltenberg, Minister of Finance of Norway and Chair of NIB’s Board of Governors described NIB’s performance in 2024 as strong, both in terms of impact and financials. He also welcomed the Bank’s updated Sustainability Policy, which now allows financing for the defence industry. At NIB, we understand that region’s security is a prerequisite for sustainable development. We take note of the message from our governors and remain open for possible further revisions of our policies if the need arises. A total of EUR 3.1 billion was raised in new funding during the first quarter of the year. NIB surpassed EUR 10 billion in total green bond issuance as NIB launched a new EUR 750 million NIB environmental bond. The Bank also returned to the ISK bond market after 16 years, as NIB launched a seven-year, 8.5 billion Icelandic krona inflation-linked NIB environmental bond. The first quarter of 2025 marked a milestone on our climate journey, as NIB received validation of its near-term science-based emission reduction targets by the Science Based Targets initiative (SBTi). NIB’s 2030 climate targets establish goals for both our financed portfolio and own operations, aligning with the Paris Agreement, and supporting the decarbonisation ambitions of our Nordic and Baltic member countries. During the quarter, NIB’s AAA credit rating was affirmed by S&P Global Ratings. This continues to reflect our high asset quality, solid liquidity and capital adequacy, strong risk management, and governance. We started the year by marking 20 years of Baltic membership at NIB. On 6 May, we will gather in Vilnius, Lithuania, with our Board of Directors and stakeholders to celebrate this occasion and to discuss the actions required to further strengthen regional resilience and security amidst the current geopolitical, economic and environmental challenges. Finally, I would like to welcome our newest member of the Executive Committee, Vice President and Chief Risk Ocer, Jacob Kooter Laading, who joined NIB in March. André Küüsvek, President & CEO

NIB
Q1 INTERIM MANAGEMENT STATEMENT / 4

Key figures and ratios

EUR **458** million
new lending disbursed

EUR **606** million
new lending signed

97.1%
of disbursed loans fulfil our mandate to a level of good or excellent

EUR **70** million
net profit

17.7%
cost/income ratio

3.2%
YoY increase in net interest income

In millions of euro unless otherwise specified	Jan-Mar 2025*	Jan-Mar 2024*	YoY change	Jan-Dec 2024
Net interest income	85	82	3.2%	332
Profit before net loan losses	69	88	-21.4%	259
Net profit	70	82	-14.4%	256
New lending disbursed	458	643	-28.7%	4,353
New lending signed	606	954	-36.4%	5,021
% of loans achieving good or above mandate **	97.1%	100.0%	-2.9	99.9%
New debt issuance	3,144	4,046	-22.3%	9,121
Lending outstanding	23,736	21,750	9.1%	23,433
Total assets	44,924	41,925	7.2%	43,104
Debts evidenced by certificates	37,614	34,334	9.6%	35,836
Total equity	4,538	4,366	3.9%	4,553
Equity/total assets ***	10.1%	10.4%	-0.3	10.6%
Return on equity ***	6.2%	7.5%	-1.3	5.8%
Cost/income ***	17.7%	14.3%	3.4	18.5%
Number of employees at period end	259	249	4.0%	257

* Unaudited figures
** See page 8 for mandate fulfilment explanation
*** See page 26 for ratio definitions

Q1 INTERIM MANAGEMENT STATEMENT / 5 Operating and financial review Total comprehensive income January–March 2025 compared to January–March 2024 NET PROFIT The net profit for the period January–March 2025 amounted to EUR 70.0 million, which was EUR 11.7 million lower than the corresponding period in 2024. Total operating income decreased from EUR 102.9 million to EUR 84.1 million. Net interest income increased by EUR 2.7 million while net fee and commission income decreased by EUR 0.9 million. The net loss on financial operations was EUR 1.1 million compared to a gain of EUR 19.5 million in the same period in 2024. Due to the decreases in the expected credit loss provision, the Bank recorded positive net loan losses of EUR 0.8 million compared to a loss of EUR 6.4 million in 2024. There have been no realised loan losses year to date. NET INTEREST INCOME Net interest income for the period amounted to EUR 84.5 million compared to EUR 81.9 million in 2024. Net interest income on lending activities amounted to EUR 51.5 million and was EUR 5.5 million higher than in 2024 mainly due to higher average margins and increased loans outstanding. The interest income on treasury activities decreased from EUR 35.9 million to EUR 33.1 million mainly due to lower interest rates. NET FEE AND COMMISSION INCOME Net fee and commission income for the period January–March 2025 of EUR 0.7 million was EUR 0.9 million lower than the same period in 2024. Net profit EUR m 100 80 60 40 20 0 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2023 2024 2025 Net interest income EUR m 100 80 60 40 20 0 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2023 2024 2025 Lending Treasury Net commission income and fees EUR m 4 3 2 1 0 -1 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2023 2024 2025

Q1 INTERIM MANAGEMENT STATEMENT / 6 NET PROFIT/LOSS ON FINANCIAL OPERATIONS The net profit/loss on financial operations for the first three months amounted to a loss of EUR 1.1 million compared to a profit of EUR 19.5 million in the same period last year. Credit spreads tightened in the comparative period and this resulted in positive valuations on the bond holdings in the liquidity buer during the first quarter of 2024. The result in the first quarter of 2025 comprised of unrealised losses of EUR 3.4 million and realised gains of EUR 2.3 million. Unrealised valuation gains and losses on assets in the Bank’s liquidity portfolio of high quality bonds arise from changes in credit spreads. When credit spreads tighten, this results in positive valuations on the bonds. If the Bank holds the bonds to maturity, so that they are not sold based on the current exit market value, any valuation gains and losses will reverse, as the bonds will settle at par. Unrealised valuation gains and losses can also relate to the interest rate hedges of the Bank’s funding and lending transactions. When the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to short term floating rates. The total valuation of the swap hedges and underlying transactions use different rates and is therefore exposed to spread changes between those rates. As the Bank intends to hold these hedging transactions to maturity these valuation gains and losses are expected to reverse in full. TOTAL OPERATING EXPENSES Total operating expenses amounted to EUR 14.9 million which is EUR 0.1 million higher than for the corresponding period in 2024. The Bank continues to invest in people and technology in order to remain relevant and fulfil the Bank’s mandate. The cost/income ratio for period January-March 2025 was 17.7% compared to 14.3% in the same period in 2024. The Bank’s main expenses comprise personnel costs, cost related to IT and depreciation. Personnel costs of EUR 9.5 million were EUR 0.2 million higher in the first three months of 2025 compared to the same period in 2024 due to the annual salary adjustments and a higher head count. The other operating expenses were EUR 0.1 million lower in the first three months of 2025 compared to the same period in 2024. Net profit/loss on financial operations EUR m 30 20 10 0 -10 -20 -30 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2023 2024 2025 Realised Unrealised Personnel expenses EUR m 0 -2 -4 -6 -8 -10 -12 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2023 2024 2025 Other operating expenses EUR m 0 -2 -4 -6 -8 -10 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2023 2024 2025

Q1 INTERIM MANAGEMENT STATEMENT / 7 NET LOAN LOSSES During the first quarter of 2025, the Bank recorded positive net loan losses of EUR 0.8 million compared to a loss of EUR 6.4 million for the corresponding period in 2024. During the period, the Bank updated the macro-economic scenarios used to calculate the expected credit loss provision, however this had no material impact on the recorded amounts. The positive net loan losses are mainly explained by an improvement in the credit quality of certain individual counterparties. In general, there have been no other significant observed changes in the credit quality in the overall loan portfolio and there were no realised losses during the period. OTHER COMPREHENSIVE INCOME The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting and this separated amount is recorded in Other comprehensive income (OCI) which amounted to a loss of EUR 8.4 million for the period compared to a loss of EUR 0.8 million in the same period last year. The loss recorded is due to the widening of the Cross Currency Basis spreads, which negatively aect the valuation of basis swaps used to convert funding currencies into lending currencies. As the fair value hedges are kept to maturity the gains and losses in OCI are expected to reverse in full. For financial liabilities recorded at fair value through the profit and loss, valuation changes due to changes in own credit spreads are recorded in OCI. For the three month period ended 31 March 2025, the Bank recorded only a minor positive impact from these changes compared to a loss of EUR 1.6 million in 2024. TOTAL COMPREHENSIVE INCOME All in all, NIB had a 22.3% lower total comprehensive income in the first three months of 2025 compared to the same period in 2024. Total comprehensive income ended at EUR 61.7 million compared to EUR 79.3 million in the first three months of 2024. Net loan losses EUR m 8 6 4 2 0 -2 -4 -6 -8 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2023 2024 2025 Other comprehensive income EUR m 30 20 10 0 -10 -20 -30 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2023 2024 2025 Total comprehensive income EUR m 100 80 60 40 20 0 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2023 2024 2025

Q1 INTERIM MANAGEMENT STATEMENT / 8 Financial position LENDING OUTSTANDING The lending outstanding amounted to EUR 23,736 million. This comprises EUR 23,121 million of loans outstanding and investments of EUR 616 million in lending labelled bonds recorded in debt securities. The total disbursements and investments during the period amounted to EUR 458 million, which is EUR 184 million lower than for the same period in 2024. More information regarding new loans signed can be found on NIB’s website. LENDING HIGHLIGHTS in EUR millions, unless otherwise specified Jan 2025* –Mar Jan 2024* –Mar 2024 2023 2022 2021 New loans signed, excluding labelled bonds 514 931 4,884 2,766 3,936 1,683 New lending labelled bonds 92 22 137 63 178 169 New lending disbursed 458 643 4,353 3,446 3,705 2,440 Number of new signed loans 9 16 75 52 54 36 Number of new lending labelled bonds 5 1 8 4 10 14 Amortisations and prepayments -470 -478 -2,655 -3,618 -2,707 -1,989 Lending outstanding 23,736 21,750 23,433 21,924 22,195 22,313 Member countries 23,492 21,484 23,180 21,639 21,837 21,827 Non-member countries 313 339 323 351 424 635 ECL on loans outstanding -69 -72 -70 -66 -66 -150 Credit impaired loans (Stage 3 ECL) 110 101 108 9 10 78 As % of total lending outstanding 0.46% 0.46% 0.46% 0.04% 0.05% 0.35% * Unaudited figures MISSION FULFILMENT NIB’s vision is for a prosperous and sustainable Nordic-Baltic region and the Bank has a mission formulated as a dual mandate to provide lending that benefits the environment and/or improves productivity. All projects proposed for financing undergo a thorough assessment of their potential impact on productivity and the environment of the member country area. The mandate fulfilment is rated on a six-grade scale from “negative” to “excellent”. During the first quarter of 2025, projects achieving a “good” or “excellent” mandate rating accounted for 97.1% of the total amount of loans disbursed thereby exceeding the target defined by NIB’s Board of Directors of 95%. Development of lending outstanding during 2025 EUR m 25,000 458 -462 316 -2 0 23,736 24,000 23,433 -8 1 23,000 22,000 21,000 20,000 Dec’24 Disb. Amort. Prepaym. ECL* FX Hedge Other** Mar’25 Book value changes Acc. adj. Book value * Changes in expected credit losses ** Fair valuation of lending labelled bonds and other adjustments Mandate fulfilment rating % of loans disbursed* 100 98.1% 97.1% 99.2% 99.8% 99.9% 100.0% 97.1% 80 60 40 20 0 2020 2021 2022 2023 2024 2024 2025 Jan-Mar Good or excellent in productivity only Good or excellent in environment only Good or excellent in both environment and productivity * Response loans excluded

Q1 INTERIM MANAGEMENT STATEMENT / 9 FUNDING By the end of March, the Bank had raised EUR 3.1 billion in new funding, which compares to EUR 4.0 billion in the same period last year. This corresponds to approximately 35% of the expected funding need for the year. The strategy for 2025 remains to complete benchmark transactions in US dollars and Euros, complemented with other public and private issues to maintain a diversified portfolio of currencies and a global investor base. The Bank will also continue issuing NIB Environmental Bonds (NEB). So far in 2025, the Bank has issued in NEB format a five-year NOK 2.0 billion bond, a seven-year bond for EUR 750 million and increased an outstanding five-year DKK denominated bond by DKK 1.0 billion to DKK 3.0 billion. In February, NIB returned to the ISK bond market, after a hiatus of 17 years with the issuance of first NEB bond for ISK 8.5 billion. NIB has now issued environmental bonds denominated in all its member countries’ currencies. Also, notable in conventional format was a GBP 800 million three-year bond issue. For a full list of funding transactions, please click here. Development of debts evidenced by certificates during 2025 EUR m 42,000 40,000 3,144 -702 -283 -457 38,000 67 9 37,614 35,836 36,000 34,000 32,000 30,000 Dec’24 New debt Amort. Call & Buy FX Hedge Other* Mar’25 Book value issuance backs changes Acc. adj. Book value * Fair valuation and other adjustments

Q1 INTERIM MANAGEMENT STATEMENT / 10 Financial statements Statement of comprehensive income In thousands of euro Note Jan–Mar 2025* Jan–Mar 2024* YoY change % Jan–Dec 2024 Interest income calculated using the effective interest method 280,948 321,822 -12.7% 1,261,657 Other interest income 146,767 166,784 -12.0% 659,395 Interest expense -343,186 -406,736 -15.6% -1,589,413 Net interest income (2) 84,529 81,870 3.2% 331,639 Commission income and fees received 1,411 2,080 -32.2% 6,257 Commission expense and fees paid -759 -506 50.1% -2,607 Net fee and commission income 652 1,574 -58.6% 3,650 Net profit/loss on financial operations (3) -1,076 19,541 -17,020 Foreign exchange gains and losses 24 -50 -140 Total operating income 84,129 102,935 -18.3% 318,129 Expenses General administrative expenses Personnel expenses -9,513 -9,330 2.0% -37,982 Other administrative expenses -4,024 -4,089 -1.6% -15,661 Depreciation -1,318 -1,345 -2.0% -5,336 Total operating expenses -14,855 -14,764 0.6% -58,979 Profit before loan losses 69,274 88,171 -21.4% 259,150 Net loan losses (4) (5) 769 -6,388 -3,003 Net profit for the period 70,043 81,783 -14.4% 256,147 Other comprehensive income Items that will be reclassified to income statement Fair value hedges—valuation of cross currency basis spread -8,418 -832 3,639 Items that will not be reclassified to income statement Changes in own credit risk on liabilities recorded at fair value 44 -1,619 6,216 Total other comprehensive income -8,374 -2,451 9,855 Total comprehensive income 61,669 79,331 -22.3% 266,002 * Unaudited figures The accompanying notes are an integral part of these financial statements.

Q1 INTERIM MANAGEMENT STATEMENT / 11 Statement of financial position In thousands of euro Note 31 Mar 2025* 31 Mar 2024* 31 Dec 2024 Assets Cash and cash equivalents 3,297,495 4,654,784 2,134,357 Financial placements Placements with credit institutions 5,587,517 3,657,338 5,421,676 Debt securities 11,271,117 10,128,757 10,495,979 Other 223 154 223 16,858,857 13,786,249 15,917,878 Loans outstanding (6) 23,120,658 21,268,701 22,890,578 Intangible assets 11,808 10,767 11,157 Tangible assets, property and equipment 28,736 29,331 28,806 Other assets Derivatives 981,574 1,546,085 1,483,539 Other assets 33,502 107,323 25,036 1,015,076 1,653,408 1,508,575 Accrued interest and fees receivable 591,363 521,786 612,403 Total assets 44,923,992 41,925,026 43,103,754 * Unaudited figures The accompanying notes are an integral part of these financial statements.

Q1 INTERIM MANAGEMENT STATEMENT / 12 In thousands of euro Note 31 Mar 2025* 31 Mar 2024* 31 Dec 2024 Liabilities and equity Liabilities Short-term amounts owed to credit institutions 316,766 791,313 929,566 Debts evidenced by certificates (7) 37,614,390 34,333,851 35,836,380 Other liabilities Derivatives 1,656,990 1,702,941 1,219,635 Other liabilities 389,899 367,618 99,926 2,046,889 2,070,559 1,319,561 Accrued interest and fees payable 407,706 363,399 465,674 Total liabilities 40,385,750 37,559,123 38,551,181 Equity 4,538,242 4,365,903 4,552,573 Total liabilities and equity 44,923,992 41,925,026 43,103,754 * Unaudited figures The accompanying notes are an integral part of these financial statements.

NIB Q1 INTERIM MANAGEMENT STATEMENT / 13

Statement of changes in equity

In thousands of euro	Paid-in capital	Statutory reserve	General credit risk fund	Profit available for appropriation	Changes in own credit risk on liabilities recorded at fair value	Cost of hedg-ing reserve	Total
Equity at 31 December 2023	**845,543**	**836,884**	**2,387,111**	**250,659**	**4,610**	**24,763**	**4,349,571**
Net profit for the period	-	-	-	81,783	-	-	81,783
Other comprehensive income	-	-	-	-	-1,619	-832	-2,451
Total comprehensive income	0	0	0	81,783	-1,619	-832	79,331
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	187,659	-187,659	-	-	0
Dividends	-	-	-	-63,000	-	-	-63,000
Equity at 31 March 2024*	**845,543**	**836,884**	**2,574,771**	**81,783**	**2,991**	**23,931**	**4,365,903**
Net profit for the period	-	-	-	174,364	-	-	174,364
Other comprehensive income	-	-	-	-	7,835	4,471	12,306
Total comprehensive income	0	0	0	174,364	7,835	4,471	186,670
Equity at 31 December 2024	**845,543**	**836,884**	**2,574,771**	**256,147**	**10,826**	**28,403**	**4,552,573**
Net profit for the period	-	-	-	70,043	-	-	70,043
Other comprehensive income	-	-	-	-	44	-8,418	-8,374
Total comprehensive income	0	0	0	70,043	44	-8,418	61,669
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	180,147	-180,147	-	-	0
Dividends	-	-	-	-76,000	-	-	-76,000
Equity at 31 March 2025*	**845,543**	**836,884**	**2,754,917**	**70,043**	**10,870**	**19,984**	**4,538,242**

* Unaudited figures
The accompanying notes are an integral part of these financial statements.

Q1 INTERIM MANAGEMENT STATEMENT / 14

Cash flow statement

In thousands of euro	Jan-Mar 2025*	Jan-Mar 2024*	Jan-Dec 2024
Cash flows from operating activities			
Net profit for the period	70,043	81,783	256,147
Adjustments:			
Unrealised gains/losses of financial assets and liabilities measured at fair value	335	-6,717	12,366
ECL non-lending activities	14	-30	128
Depreciation and write-down in value of tangible and intangible assets	1,318	1,345	5,336
Change in accrued interest and fees (assets)	15,561	2,304	-79,249
Change in accrued interest and fees (liabilities)	-34,144	3,741	136,592
Net loan losses (ECL lending activities)	-769	6,388	3,003
Hedge accounting ineffectiveness	3,044	-12,638	4,782
Other adjustments to the net profit for the period	28,592	-2,038	-23,797
Adjustments, total	13,950	-7,647	59,160
Lending			
Disbursements of loans	-366,252	-620,161	-4,215,665
Repayments of loans	435,490	478,137	2,594,932
Change in swaps hedging lending excluding fair value changes	-37	-20	-89
Lending, total	69,201	-142,043	-1,620,822
Cash flows from operating activities, total	**153,194**	**-67,907**	**-1,305,515**
Cash flows from investing activities			
Placements and debt securities			
Purchase of debt securities	-1,379,728	-781,966	-2,335,697
Sold and/or matured debt securities	637,699	577,444	1,803,060
Placements with credit institutions	-3,879,423	-3,272,439	-11,755,702
Sold and/or matured placements with credit institutions	3,862,108	3,843,431	10,561,894
Other financial placements	-	3,583	3,583
Placements and debt securities, total	-759,343	370,053	-1,722,862

* Unaudited figures
The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

NIB Q1 INTERIM MANAGEMENT STATEMENT / 15

In thousands of euro	Jan-Mar 2025*	Jan-Mar 2024*	Jan-Dec 2024
Other items			
Acquisition of intangible assets	-1,021	-889	-2,272
Acquisition of tangible assets	-694	-59	-1,945
Change in other derivatives excluding fair value changes	43,950	81,829	415,767
Change in other assets	-2,168	-5,178	45,950
Other items, total	40,067	75,702	457,500
Cash flows from investing activities, total	**-719,276**	**445,756**	**-1,265,363**
Cash flows from financing activities			
Debts evidenced by certificates			
New debt issuance	3,126,366	3,963,365	9,070,303
Redemptions	-984,601	-1,787,809	-6,527,584
Change in swaps hedging funding excluding fair value changes	4,921	-229,403	-155,581
Debts evidenced by certificates, total	2,146,685	1,946,154	2,387,137
Other items			
Change in other liabilities	207,888	83,329	-13,981
Dividend paid	-	-	-63,000
Other items, total	207,888	83,329	-76,981
Cash flows from financing activities, total	**2,354,573**	**2,029,483**	**2,310,156**
Change in cash and cash equivalents, net	**1,788,491**	**2,407,331**	**-260,722**
Opening balance for cash and cash equivalents, net	1,204,790	1,458,915	1,458,915
Exchange rate adjustments	-12,553	-2,776	6,597
Closing balance for cash and cash equivalents, net	2,980,728	3,863,471	1,204,790
Additional information to the statement of cash flows			
Interest income received	443,275	490,910	1,841,803
Interest expense paid	-377,330	-402,995	-1,452,822

* Unaudited figures
The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

Q1 INTERIM MANAGEMENT STATEMENT / 16 Notes to the interim financial statements Note 1: Segment information NET PROFIT/LOSS FOR THE PERIOD JANUARY-MARCH 2025 In thousands of euro Lending total liability management Asset and Portfolio management Treasury total Total Net interest income 51,474 3,513 29,542 33,055 84,529 Commission income and fees received 1,291 119—119 1,411 Commission expense and fees paid -91 -667 667 -759 Net profit/loss on financial operations -66 -2,980 1,971 -1,010 -1,076 Foreign exchange gains and losses—24—24 24 Operating expenses -9,565 -3,703 -1,587 -5,291 -14,855 Net loan losses 769 0 769 Net profit/loss for the period ended 31 March 2025* 43,812 -3,694 29,926 26,231 70,043 * Unaudited figures

NIB
Q1 INTERIM MANAGEMENT STATEMENT / 17

NET PROFIT/LOSS FOR THE PERIOD JANUARY-MARCH 2024

In thousands of euro	Lending total	Asset and liability management	Portfolio management	Treasury total	Total
Net interest income	46,007	6,192	29,671	35,863	81,870
Commission income and fees received	1,968	111	-	111	2,080
Commission expense and fees paid	-32	-473	0	-473	-506
Net profit/loss on financial operations	3,096	5,242	11,203	16,444	19,541
Foreign exchange gains and losses	-	-50	-	-50	-50
Operating expenses	-9,134	-3,941	-1,689	-5,630	-14,764
Net loan losses	-6,388	-	-	0	-6,388
Net profit/loss for the period ended 31 March 2024*	**35,517**	**7,081**	**39,185**	**46,266**	**81,783**

* Unaudited figures

NET PROFIT/LOSS FOR THE PERIOD JANUARY-DECEMBER 2024

In thousands of euro	Lending total	Asset and liability management	Portfolio management	Treasury total	Total
Net interest income	195,880	12,460	123,299	135,759	331,639
Commission income and fees received	5,959	298	-	298	6,257
Commission expense and fees paid	-353	-2,254	0	-2,254	-2,607
Net profit on financial operations	3,602	-20,537	-85	-20,622	-17,020
Foreign exchange gains and losses	-	-140	-	-140	-140
Operating expenses	-38,595	-14,269	-6,115	-20,385	-58,979
Net loan losses	-3,003	-	-	0	-3,003
Net profit/loss for the year ended 31 December 2024	**163,490**	**-24,442**	**117,099**	**92,657**	**256,147**

NIB

Q1 INTERIM MANAGEMENT STATEMENT / 18

Note 2: Net interest income

In thousands of euro	Jan-Mar 2025*	Jan-Mar 2024*	Jan-Dec 2024
Interest income			
Cash and cash equivalents	10,970	21,399	72,109
Placements with credit institutions	4,908	6,543	18,147
Debt securities	21,357	16,029	72,867
Loans outstanding	223,058	239,046	961,373
Derivatives	20,654	38,804	137,161
Interest income calculated using the effective interest method	280,948	321,822	1,261,657
Placements with credit institutions	51,075	47,864	203,840
Debt securities	48,237	42,649	186,125
Derivatives	47,454	76,227	269,385
Other financial assets measured at fair value	-	45	45
Other interest income	146,767	166,784	659,395
Total interest income	**427,715**	**488,606**	**1,921,052**
Interest expense			
Placements owed to credit institutions	-4,930	-6,392	-25,836
Debts evidenced by certificates	-270,896	-224,822	-980,750
Derivatives	-67,360	-175,522	-582,827
Total interest expense	**-343,186**	**-406,736**	**-1,589,413**
Net interest income	**84,529**	**81,870**	**331,639**

* Unaudited figures

Note 3: Net profit/loss on financial operations

In thousands of euro	Jan-Mar 2025*	Jan-Mar 2024*	Jan-Dec 2024
Financial instruments measured at fair value, realised gains and losses	5,676	134	398
Financial instruments measured at fair value, unrealised gains and losses	-335	6,717	-12,366
Financial instruments measured at amortised cost, realised gains and losses	-3,359	21	-142
Expected credit loss on financial placements	-14	30	-128
Hedge accounting ineffectiveness	-3,044	12,638	-4,782
Net profit/loss on financial operations	**-1,076**	**19,541**	**-17,020**

* Unaudited figures

NIB
Q1 INTERIM MANAGEMENT STATEMENT / 19

Note 4: Expected credit loss

In thousands of euro	Stage 1	Stage 2	Stage 3	Total
Balance at 31 December 2023	53,563	10,001	8,732	72,295
Transfer to Stage 1	208	-208	-	0
Transfer to Stage 2	-137	137	-	0
Transfer to Stage 3	-	-3,529	3,529	0
New assets originated or disbursed	8,324	-	-	8,324
Amortisations and repayments	-17,906	-2,228	-	-20,134
Impact of remeasurement on existing assets	9,112	3,167	5,947	18,225
Foreign exchange adjustments and other changes	-	-	-56	-56
Net change income statement	-400	-2,660	9,420	6,359
Realised losses	-	-	-	0
Balance at 31 March 2024	**53,163**	**7,340**	**18,151**	**78,654**
Transfer to Stage 1	374	-374	-	0
Transfer to Stage 2	-729	729	-	0
Transfer to Stage 3	-537	-	537	0
New assets originated or disbursed	8,222	653	-	8,875
Amortisations and repayments	6.987	1,152	-	8,139
Impact of remeasurement on existing assets	-16,379	-1,028	-2,833	-20,240
Foreign exchange adjustments and other changes	-	-	656	656
Net change income statement	-2,062	1,132	-1,639	-2,570
Realised losses	-	-	-	0
Balance at 31 December 2024	**51,100**	**8,472**	**16,512**	**76,084**
Transfer to Stage 1	3,147	-3,147	-	0
Transfer to Stage 2	-412	412	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	6,757	-	-	6,757
Amortisations and repayments	-17,038	-2,797	-	-19,835
Impact of remeasurement on existing assets	7,847	4,475	-	12,323
Foreign exchange adjustments and other changes	-	-	-317	-317
Net change income statement	300	-1,056	-317	-1,072
Realised losses	-	-	-	0
Balance at 31 March 2025	**51,400**	**7,416**	**16,195**	**75,012**

* Unaudited figures

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	31 Mar 2025*	31 Mar 2024*	31 Dec 2024
Loans outstanding**	69,296	72,377	70,388
Commitments (recorded in other liabilities)	4,178	4,911	4,171
Financial placements	1,538	1,366	1,525
Total	**75,012**	**78,654**	**76,084**

* Unaudited figures
** Including write-down of accrued interest

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Mar 2025*	Jan-Mar 2024*	Jan-Dec 2024
Net profit/loss on financial operations (Note 3)	-14	30	-128
Net loan losses (Note 5)	769	-6,445	-3,061
Foreign exchange gains and losses	317	56	-600
Total recognised in income statement	**1,072**	**-6,359**	**-3,789**

Note 5: Net loan losses

In thousands of euro	Jan-Mar 2025*	Jan-Mar 2024*	Jan-Dec 2024
Change in expected credit loss on Stage 1 and 2 loans	769	3,030	4,120
Change in expected credit loss on Stage 3 loans	-	-9,475	-7,180
Expected credit loss	769	-6,445	-3,061
Recoveries on claims	-	57	57
Net loan losses	**769**	**-6,388**	**-3,003**

* Unaudited figures

There were no realised losses for the periods Jan-Mar 2025, Jan-Mar 2024 or Jan-Dec 2024.

Q1 INTERIM MANAGEMENT STATEMENT / 20 Note 6: Lending outstanding In thousands of euro Jan–Mar 2025* Jan–Mar 2024* Jan–Dec 2024 Opening balance 23,432,899 21,924,377 21,924,377 Disbursements 458,167 642,568 4,352,883 Amortisations -461,602 -303,554 -1,940,977 Prepayments -8,164 -174,584 -713,693 Changes in expected credit losses 776 -6,747 -3,970 Foreign exchange changes 315,944 -300,211 -255,202 Fair value adjustments 157 1,885 6,954 Hedge accounting adjustments -1,754 -32,090 69,000 Other movements -3 -1,977 -6,473 Closing balance 23,736,420 21,749,668 23,432,899 Loans outstanding 23,120,658 21,268,701 22,890,578 Lending labelled bonds 615,762 480,968 542,320 Total lending 23,736,420 21,749,668 23,432,899 * Unaudited figures Note 7: Debts evidenced by certificates In thousands of euro Jan–Mar 2025* Jan–Mar 2024* Jan–Dec 2024 Opening balance 35,836,380 32,190,267 32,190,267 New debt issuance 3,143,822 4,046,455 9,121,398 Amortisations -701,931 -1,778,562 -6,453,138 Calls and buy backs -282,670 -9,246 -74,446 Foreign exchange changes -456,828 45,363 699,271 Fair value adjustments 5,785 -9,139 -8,880 Hedge accounting adjustments 67,074 -151,944 353,922 Other 2,758 658 7,987 Closing balance 37,614,390 34,333,851 35,836,380 * Unaudited figures

NIB
Q1 INTERIM MANAGEMENT STATEMENT / 21

Note 8: Classification of financial instruments

In thousands of euro	Amortised cost (AC)	Fair value through profit and loss (FVTPL)	Designated at fair value through profit and loss (FVO)	Derivatives designated as hedging instru-ments	Total
Financial assets					
Cash and cash equivalents	1,852,250	1,445,244	-	-	3,297,495
Financial placements with credit institutions	608,127	4,979,389	-	-	5,587,517
Debt securities	4,235,847	7,035,270	-	-	11,271,117
Other financial placements	-	223	-	-	223
Loans outstanding	23,120,658	-	-	-	23,120,658
Derivatives	-	481,695	-	499,879	981,574
Total 31 March 2025	**29,816,883**	**13,941,822**	**0**	**499,879**	**44,258,584**
Financial liabilities					
Short-term amounts owed to credit institutions	316,766	-	-	-	316,766
Debts evidenced by certificates	36,959,442	-	654,947	-	37,614,390
Derivatives	-	466,537	-	1,190,453	1,656,990
Total 31 March 2025*	**37,276,209**	**466,537**	**654,947**	**1,190,453**	**39,588,146**

* Unaudited figures

In thousands of euro	Amortised cost (AC)	Fair value through profit and loss (FVTPL)	Designated at fair value through profit and loss (FVO)	Derivatives designated as hedging instru-ments	Total
Financial assets					
Cash and cash equivalents	1,958,353	2,696,430	-	-	4,654,784
Financial placements with credit institutions	303,434	3,353,904	-	-	3,657,338
Debt securities	3,608,944	6,519,812	-	-	10,128,757
Other financial placements	-	154	-	-	154
Loans outstanding	21,268,701	-	-	-	21,268,701
Derivatives	-	1,028,838	-	517,247	1,546,085
Total 31 March 2024	**27,139,433**	**13,599,139**	**0**	**517,247**	**41,255,818**
Financial liabilities					
Short-term amounts owed to credit institutions	791,313	-	-	-	791,313
Debts evidenced by certificates	33,530,154	-	803,697	-	34,333,851
Derivatives	-	126,324	-	1,576,618	1,702,941
Total 31 March 2024*	**34,321,467**	**126,324**	**803,697**	**1,576,618**	**36,828,106**

* Unaudited figures

Q1 INTERIM MANAGEMENT STATEMENT / 22 Fair through value at Designated fair value designated Derivatives Amortised profit loss and profit through and as hedging instru- In thousands of euro cost (AC) (FVTPL) loss (FVO) ments Total Financial assets Cash and cash equivalents 1,468,650 665,706 2,134,357 Financial placements with credit institutions 538,788 4,882,888 5,421,676 Debt securities 3,915,359 6,580,619 10,495,979 Other financial placements—223 223 Loans outstanding 22,890,578 22,890,578 Derivatives—940,789—542,750 1,483,539 Total 31 December 2024 28,813,376 13,070,226 0 542,750 42,426,352 Financial liabilities Short-term amounts owed to credit institutions 929,566 929,566 Debts evidenced by certificates 35,081,052—755,328—35,836,380 Derivatives—118,078—1,101,556 1,219,635 Total 31 December 2024 36,010,618 118,078 755,328 1,101,556 37,985,581

Q1 INTERIM MANAGEMENT STATEMENT / 23 Note 9: Fair value of financial instruments FAIR VALUE MEASUREMENT FOR FINANCIAL INSTRUMENTS 31 Mar 2025* 31 Mar 2024* 31 Dec 2024 In thousands of euro Carrying amount Fair value Carrying amount Fair value Carrying amount Fair value Financial assets Cash and cash equivalents 3,297,495 3,297,495 4,654,784 4,654,784 2,134,357 2,134,357 Financial placements with credit institutions 5,587,517 5,587,571 3,657,338 3,657,159 5,421,676 5,422,017 Debt securities 11,271,117 11,230,233 10,128,757 9,980,356 10,495,979 10,460,927 Other financial placements 223 223 154 154 223 223 Loans outstanding 23,120,658 23,193,415 21,268,701 21,429,822 22,890,578 22,963,239 Derivatives 981,574 981,574 1,546,085 1,546,085 1,483,539 1,483,539 Total 44,258,584 44,290,511 41,255,818 41,268,360 42,426,352 42,464,301 Financial liabilities Short-term amounts owed to credit institutions 316,766 316,766 791,313 791,313 929,566 929,566 Debts evidenced by certificates 37,614,390 37,411,715 34,333,851 34,310,569 35,836,380 35,634,193 Derivatives 1,656,990 1,656,990 1,702,941 1,702,941 1,219,635 1,219,635 Total 39,588,146 39,385,471 36,828,106 36,804,823 37,985,581 37,783,394 * Unaudited figures

Q1 INTERIM MANAGEMENT STATEMENT / 24 LEVEL OF FAIR VALUE MEASUREMENT FOR FINANCIAL INSTRUMENTS 31 Mar 2025* 31 Mar 2024* 31 Dec 2024 In thousands of euro Level 1 Level 2 Level 3 Level 1 Level 2 Level 3 Level 1 Level 2 Level 3 Financial assets Cash and cash equivalents 3,297,495 4,654,784 2,134,357 Financial placements with credit institutions—5,587,571 3,657,159—5,422,017—Debt securities 11,227,293—2,940 9,976,436—3,920 10,457,915—3,012 Other financial placements 223 154 223 Loans outstanding—23,134,414 59,001—21,429,822 22,963,239 -Derivatives—961,955 19,619—1,527,144 18,941—1,465,376 18,163 Total 14,524,787 29,683,940 81,784 14,631,220 26,614,125 23,015 12,592,272 29,850,631 21,398 Financial liabilities Short-term amounts owed to credit institutions—316,766 791,313 929,566—Debts evidenced by certificates—37,150,236 261,479—33,867,288 443,281—35,434,277 199,916 Derivatives—1,608,848 48,142—1,645,295 57,647—1,167,161 52,474 Total 0 39,075,850 309,621 0 36,303,896 500,927 0 37,531,004 252,390 * Unaudited figures

Q1 INTERIM MANAGEMENT STATEMENT / 25 CHANGES IN FAIR VALUES OF FINANCIAL INSTRUMENTS CATEGORISED AT LEVEL 3 Financial assets Financial liabilities In thousands of euro securities Debt Other placements financial outstanding Loans Derivative assets total Level assets 3, Debts by certificates evidenced Derivative Liabilities total liabilities Level 3, Balance at 31 December 2023 4,202 3,614 0 23,104 30,920 400,480 47,084 447,564 New trades—0 63,638—63,638 Matured, buy backs and calls 3,583 -3,583 -12,375 12,375 Amortization -299 -299 0 Capitalizations -393 -393—989 989 Inflation adjustments—0 0 Changes in fair values 17 123 1,992 -1,852 -8,846 8,662 -185 Exchange rate adjustments -1,778 -1,778 383 912 1,295 Balance at 31 March 2024 3,920 154 0 18,941 23,015 443,281 57,647 500,927 Financial instruments reclassified to level 2—0 -125,443 -1,270 -126,713 New trades—0 20,990 -12 20,978 Matured, buy backs and calls -791 293 -498 -144,344 -790 -145,134 Amortization -178 -178 0 Capitalizations 1,543 1,543 1,980 3,198 5,177 Inflation adjustments—0 0 Changes in fair values 61 69 1,722 -1,591 1,700 -6,669 -4,969 Exchange rate adjustments -892 -892 1,752 372 2,124 Balance at 31 December 2024 3,012 223 0 18,163 21,398 199,916 52,474 252,390 New trades** 61,406 - 61,406 58,338—58,338 Matured, buy backs and calls—0 0 Amortization -125 -125 0 Capitalizations—0—1,094 1,094 Inflation adjustments—0 465—465 Changes in fair values 54 2,405 192 -2,160 2,977 -5,356 -2,379 Exchange rate adjustments 1,264 1,264 -217 -71 -288 Balance at 31 March 2025 2,940 223 59,001 19,619 81,784 261,479 48,142 309,621 * Unaudited figures ** Loans and issued bond denominated in ISK

Q1 INTERIM MANAGEMENT STATEMENT / 26 Note 10: Basis of preparation This interim management statement is presented in accordance with IAS 34 “Interim Financial Reporting”. The accounting policies and methods of computation are the same as described in Note 1 Accounting policies of NIB’s Financial Report 2024. This report should be read in conjunction with NIB’s 2024 audited IFRS financial statements. The International Accounting Standards Board (IASB) has amended a number of standards, however they have not had any significant impact on the Bank’s financial statements. There have been no material changes in the used accounting judgements, estimates and assumptions that may affect the Bank’s profits, its financial position and other information presented. Significant judgements and estimates are applied mainly to loan impairment testing and valuations of financial assets and liabilities. NIB’s business model gives rise to credit and liquidity risks which are managed through sound banking principles and practices. There have been no significant changes in the Bank’s exposures to these risks compared to those described in Note 2 Risk management in the 2024 IFRS financial statements. There have been no material changes in relation to transactions with related parties compared to those described in Note 25 Related party disclosures in the 2024 IFRS financial statements. This report was approved by the Executive Committee on 23 April 2025. Note 11: Post balance sheet events After 31 March 2025 NIB has elected to reclassify certain balances on the statement of financial position. These changes in the presentation are mainly related to showing interest accruals as part of the relevant asset and liability balance instead of showing accrual balance separately. Changes will be updated in future periods once the needed updates to all the systems and reporting processes have been completed. The planned reclassifications do not have material impact on dierent key metrics of the Bank. RATIO DEFINITIONS Total equity at reporting date Equity/total assets = Total assets at reporting date Annualised profit for the period Return on equity = Average equity for the period Total operating expenses for the period Cost/income = Total operating income for the period

CONTACT Kim Skov Jensen Vice President & CFO kim.jensen@nib.int Jens Hellerup Senior Director, Head of Funding & Investor Relations jens.hellerup@nib.int Jukka Ahonen Senior Director, Head of Communications jukka.ahonen@nib.int For more information about the Nordic Investment Bank, visit www.nib.int